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                                                                   EXHIBIT 10.45


                                                                DECEMBER 6, 2002


                             SHAREHOLDERS AGREEMENT


AGREEMENT dated as of December 6  , 2002


Among

SARP INDUSTRIES, S.A. and SARP, S.A., corporations organized under the laws of the Republic of France (collectively "SARPI"),

and

PROBEX CORP., a corporation organized under the laws of the State of Delaware, USA ("PROBEX")


(each referred to as a "Party" and collectively the "Parties").


                             PRELIMINARY STATEMENTS


The Parties make and acknowledge the following preliminary statements (terms defined in Section 1.1 being used as so defined):


1. PROBEX is a company organized under the laws of the State of Delaware, United States of America and is engaged in the businesses of developing the Technology and constructing and operating plants for the use of the Technology.

2. PROBEX has developed a process for cost efficient re-refining of used oil and possesses experience, technology, patents and patent applications related thereto.

3. SARP Industries, S.A. and SARP, S.A. have created a French corporation OSILUB S.A., which has as its principal purposes: the construction and operating of used oil re-refining facilities commencing in France, and thereafter in other locations in the world.

4. OSILUB has previously constructed a pilot project consisting of a pretreatment section, a single stage flash section, a distillation stage and a finishing section for the purpose of studying used oil recycling. After examining the various available oil



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       re-refining technologies, OSILUB has determined to utilize the PROBEX
       Technology and for this purpose to enter into a license agreement with PROBEX.

5. PROBEX is desirous of becoming a shareholder of OSILUB under the terms provided for below which are intended to define the relationship between the shareholders of OSILUB.

6. The Parties will use all reasonable efforts to support OSILUB in the construction of the First Facility and other Facilities and the conduct of the OSILUB Business and to channel all opportunities for such business in Europe (as defined in the Technology License Agreement) to OSILUB, all in accordance with this Agreement and the other Venture Agreements.

7. The Parties have agreed on the initial Budget, the initial Business Plan and the initial Capital Investment Program for OSILUB, each of which is set forth as a schedule to this Agreement.

8. Each Party will make capital contributions and loans in cash to OSILUB as provided in this Agreement.

9. PROBEX and OSILUB will execute the Technology License Agreement. Where appropriate capitalized terms used herein, shall have the same meaning as defined in the Technology License Agreement.


NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                                    ARTICLE I

                                   DEFINITIONS


1.1.   DEFINITIONS.

       As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms of the terms defined):

       "Affiliate" means any person, corporation or entity controlling, controlled by or under common control with another person, corporation or entity. For purposes of this definition "control" shall mean ownership directly or indirectly, of 50% or more of the outstanding equity securities of a Person, or the ability to direct or cause the direction of the management and policies of another Person whether through a management agreement or otherwise. Provided that as concerns SARPI, no Persons above SARP



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       Industries S.A. and SARP, S.A. in the chain of control shall be deemed an
       Affiliate nor taken into account for purposes of determining control.

       "Board" means the Board of Directors of OSILUB.

       "Budget" means the initial Budget for OSILUB attached hereto as Schedule 1 and each succeeding Budget for OSILUB approved by the Board.

       "Business Day" means any day of the year other than Saturday, Sunday or a day on which banks in France or the United States of America are authorized or required to close.

       "Business Plan" means the initial Business Plan for OSILUB attached hereto as Schedule 2 and each succeeding Business Plan for OSILUB approved by the Board.

       "Capital Contributions" means with respect to each Party, the capital contribution to OSILUB to be made by such Party pursuant to Section 3.2.

       "Capital Investment Program" means the initial Capital Investment Program for OSILUB attached hereto as Schedule 3 and each succeeding Capital Investment Program for OSILUB approved by the Board.

       "Charter" means the "Statuts" of OSILUB a copy of which has been furnished to PROBEX.

       "Commissioning" means the successful completion of a two stage process consisting of:

       - a start-up phase during which the Facility (or the Line as the case may be) shall operate without interruption over a 72 hour period at an average output of no less than its Nominal Capacity, and 24 continuous hours of such 72 hours at an average output equal to 110% of its Nominal Capacity and:

       - an acceptance phase during which the Facility (or the Line, as the case may be) shall operate without interruption for a period of thirty (30) days at an average output equal to its Nominal Capacity, and for a continuous period of 48 hours during such thirty days at an average output equal to 110% of its Nominal Capacity. At no time during the thirty day period shall output fall below 90% of Nominal Capacity. Down time for repairs or parts changes not exceeding twelve (12) hours in any one instance shall not be taken into account for this purpose if they do not result from a defect in the Technology.

       "EBITDA" means : Earnings Before Interest, Income Taxes, Depreciation and Amortization, as defined under generally accepted accounting principles applicable in France.



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       "Facility" means a used oil re-refining plant, which may be composed of one or more operating lines (each a "Line") built to operate using the Technology in whole or in part.

       "First Facility" means a Facility 100% owned by OSILUB, built in France, with a minimum capacity to process 120,000 tons per year (its "Nominal Capacity") of wet feed stock meeting agreed specifications when operated on a 7,500 hours per year basis; used oil supplied to the Facility to contain no more than 7% dissolved water as such Facility is more fully described in the Business Plan. The First Facility will be constructed in two independent operating Lines of approximately equal capacity, Line 2 to be built after Commissioning of Line 1, if and when decided by the Board.

       "Net Sales" means the total invoiced and collected sale price, of the Products sold by OSILUB to customers, less any sales or value added taxes, packing, insurance and transportation costs which are identified as such on the corresponding invoices.

       "Original Issue Price" means all of the money invested in OSILUB by a Party including but not limited to subscriptions Capital Contributions and Shareholder Loans (including interest), as more fully described in
       Article III.

       "OSILUB Business" means the collection, purchase, treatment and regeneration of used oils and related products; the sale, distribution, exportation and importation and in general the business of used petroleum products and their derivatives (excluding solvents) whether done directly or indirectly, as well as associated services and activities.

       "Person" means any individual, corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Phase 1" means : the period commencing on the date of signature of this agreement and ending on the date of satisfaction of the Commencement Conditions.

       "Phase 2" means : the period commencing immediately subsequent to the close of Phase 1 and ending upon the successful completion of Commissioning of the First Facility.

       "Products" mean the base oil and other salable products produced by the Facility, including , fuel and asphalt flux or modifier.

       "Project" means the execution of the Venture Agreements, the construction and operation of the First Facility, the production of the Product at the First Facility and the conduct by OSILUB of the OSILUB Business, including the building of other Facilities in France and other countries.

       "Share" means each outstanding share of the capital stock of OSILUB.



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       "Shareholder Loan" means, with respect to each Party, the loan to OSILUB to be made by such Party pursuant to Section 3.2.

       "Shareholder Capital and Loan Schedule" means the schedule according to which the Parties shall make their respective Shareholder Capital Contributions and Loans to OSILUB, which shall be determined by the Board of Directors.

       "Site" means a parcel of approximately 3 (three) hectares situated in the zone of ROUEN, having an access to the Seine river comprised of a band of 15 meters wide running from the said parcel to the river, with the possibility of constructing a quay for the mooring of boats and barges, or any other appropriate site that OSILUB may determine for the construction of the First Facility.

       "Technology" means a process developed by PROBEX for cost-efficient used oil re-refining, employing a unique set of operating parameters in conjunction with certain chemical additives : this process being covered by certain patents, know-how and other confidential information. This process, known under the trademark "ProTerra", permits construction and operation of a plant using conventional process equipment.

       "Technology License Agreement" means the technology license agreement between PROBEX and OSILUB to provide for the exclusive and non exclusive license of the PROBEX Technology by PROBEX to OSILUB executed simultaneously herewith.

       "Venture Agreement" means each of the following, each of which shall be in form and substance satisfactory to each Party:

       (1)    this Agreement,

       (2)    the Technology License Agreement,

       Any references to any Venture Agreement shall mean and include such Venture Agreement as amended, modified or waived from time to time in accordance with its terms and the terms of this Agreement.


                                   ARTICLE II

                               BUSINESS OF OSILUB

2.1.   STATUS OF OSILUB.

       OSILUB is a "societe anonyme" created under the laws of the Republic of France, registered at the "Registre de Commerce et des Societes" of Elbeuf under the number 441 563 764 with a capital of forty thousand euros (40,000 Euros) and a registered office at 91, rue de la Paix, 76410 Saint Aubin les Elbeuf. An estimated trial balance



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       of OSILUB to October 31, 2002 is annexed hereto as Schedule 1. As of
       October 31, 2002, SARPI has provided OSILUB with an amount of EUR 1 012000_, in shareholder loans, supplier credits and other financing facilities.

2.2.   OSILUB BUSINESS

       (a) The OSILUB Business as defined herein shall initially concentrate on the design, construction, commissioning and operation of the First Facility. The decision to construct Line 2 of the First Facility will be made by the Board in its sole discretion. Thereafter, other Facilities may be constructed and operated on other sites in France or other countries.

       (b) The Parties shall cause OSILUB to conduct its operations in accordance with the Charter in order to implement the Venture Agreements and the Business Plan as in effect from time to time. The operations of OSILUB shall be in compliance with the Charter and all laws applicable thereto. None of the Parties will take any action not contemplated herein that may adversely affect the performance by OSILUB of its obligations under the Charter or any Venture Agreement.

       (c) Each Party shall vote its Shares and shall take all other actions reasonably necessary to ensure that the Charter facilitates and does not at any time conflict with the provisions of this Agreement and to ensure that this Agreement is implemented under the Charter of OSILUB.

       (d) In the case of any conflict between the terms of this Agreement and those of any other Venture Agreement, the terms of this Agreement shall control and all other Venture Agreements shall be interpreted with reference to and in function of this Agreement.

2.3.   INDEPENDENT ORGANIZATION.

       The Parties agree that OSILUB shall be operated by its own management as an independent legal and economic entity in accordance with the laws of France, the Charter, the other Venture Agreements and the laws of any other jurisdiction applicable to OSILUB or the conduct of the OSILUB business.

2.4.   VOTING AGREEMENT.

       In order to accomplish and give effect to this Agreement, each Party covenants and agrees to vote, or cause to be voted, the Shares owned by it in accordance with the terms and provisions of this Agreement. Each Party also covenants and agrees that it will at all times vote and act and take all such steps as may be reasonably within its power and use reasonable commercial efforts to cause OSILUB to act in accordance with the provisions of this Agreement and the other Venture Agreements.



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2.5    THE FIRST FACILITY

       Upon signature of this Agreement, OSILUB will commence basic engineering work for the First Facility under the time schedule provided for in the Business Plan, and will use commercially reasonable efforts to seek the fulfillment of the Commencement Conditions. Upon the occurrence of the Commencement Conditions, OSILUB shall construct and operate the First Facility to produce the Product and conduct the other OSILUB Business.

2.6    EXCLUSIVITY

       PROBEX hereby grants to OSILUB, and the Technology License Agreement shall so provide, a license to construct, own and operate Facilities and to use the Technology on an exclusive basis in Europe ( the "Exclusivity") and on a non-exclusive basis outside of Europe, to the exclusion of the United States of America and, until December 31, 2005 to the exclusion of Japan. Accordingly, within the territory of Europe as defined in the Technology License Agreement, and during the term of said agreement, PROBEX shall not directly or indirectly itself invest in, manage, operate, control, assist, counsel or provide services, technology, or intellectual property to any Person, that has activities related to the Technology or grant any license to any Person other than OSILUB to use the Technology in any manner, including to design, build and operate any Facility or site in Europe.


                                   ARTICLE III

                                    FINANCING


3.1    INCREASE IN CAPITAL-PAYMENT OF SHAREHOLDER LOANS

       Upon signature of this Agreement PROBEX agrees to subscribe to an increase in capital of 7,500 EUR and SARPI of 2,500E.: payable in cash, upon the completion of which PROBEX will own 7,500 shares of a total issued capital of 50,000 shares or 15% of the total issued and outstanding capital of OSILUB. Simultaneously, therewith PROBEX will pay to OSILUB the sum of EUR 75 900_ as a shareholder loan which sum represents 50% of its prorata 15% share of all outstanding shareholder financing facilities as of October 31, 2002, and will pay the balance of EUR 75 900 to Osilub by December 31, 2002.

3.2    FINANCING THE PROJECT.

3.2.1 The Parties agree to make all investments in OSILUB necessary to finance the completion and operation of the First Facility in conformity with the initial Business Plan, Budget and Capital Investment Program, such investments to be made (1) by making their respective phase 1 - Capital Contributions and Shareholder Loans to



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       OSILUB in accordance with the amounts indicated in Section 3.2.2 (as amended by the Board of Directors) and, (2) by making their respective Phase 2 : Capital Contributions and Shareholder Loans to OSILUB in accordance with the amounts indicated by Section 3.2.2, and (3) by participating in prorata capital increases or shareholder loans (or being diluted) as provided for in Section 3.6. All payments shall be made promptly when due. Each party shall make its respective Phase 1 and Phase 2 Capital Contributions and Shareholder Loans in the amounts and in accordance with the timing determined by the Board of Directors.

3.2.2. The initial Business Plan, Budget and Capital Investment Program indicate that the total expenditure for the conception, development, construction, commissioning and start-up of the First Facility amounts to approximately 50 million Euros of which 3.5 million Euros are allocated to pre-agreement development work and Phase 1 and 46.5 million Euros to Phase 2. Based on this total Budget of 50 million Euros, the budgeted Capital Contribution and Shareholder Loan obligations of the Parties amount to a total of 3.5 million Euros for Phase 1 and 9.3 million Euros for Phase 2. The Phase 2 obligations may be amended by mutual consent as the planning for the First Facility progresses. It is intended that Phase 2 will be financed by not more than 20% shareholder Capital Contributions and Shareholder Loans and the balance by project financing described in
       Section 3.4(2) below. Each party agrees to grant its corporate guaranty, prorata to its Share interest in OSILUB, for the project financing at the time of signature of the financing agreement. In the event PROBEX ceases to own any shares in OSILUB, SARPI will assume PROBEX's portion of any project financing indebtedness and any guarantees or other security interests related thereto.

3.2.3 In the event that total expenditures during Phase 1 exceed the budgeted amount of 3.5 million Euros without OSILUB having obtained the appropriate governmental authorizations necessary for the construction of the First Facility (as described in Section 3.4(3) below), then in this case, PROBEX shall not be required to advance additional Capital Contributions or Shareholders Loans until such time as the said authorizations are received by OSILUB and PROBEX will not be subject to dilution for failure to advance such funds prior to the obtaining of said authorizations. However PROBEX shall promptly after receipt by OSILUB of said authorizations pay its prorata share of any funds advanced by SARPI over and above the budgeted amount for Phase 1.

3.2.4 OSILUB shall pay interest on the unpaid principal amount of each Shareholder Loan at a rate equal to the maximum rate deductible for shareholder loans under French tax law.



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3.3    PHASE 1.

       As soon as practical after the signature of this Agreement, OSILUB will contract with a reputable engineering firm for the basic engineering services needed for the First Facility and will use commercially reasonable efforts to seek fulfillment of the Commencement Conditions.

3.4    PHASE 2.

       The commencement of construction of the First Facility shall be subject to the prior or concurrent satisfaction of the following conditions (the "Commencement Conditions"):

       (1) Signature by OSILUB, and the Port Autonome de Rouen or other lessor or seller of a lease agreement or sale agreement covering the Site.

       (2) Signature by OSILUB and a financial institution of a financing agreement pursuant to which OSILUB is granted at least US37.2 million Euros of project financing at the interest rate not to exceed 7% per annum for a minimum term of 15 years.

       (3) Granting by the appropriate governmental authorities of all authorizations necessary for the construction and operation of the First Facility.

       (4) Signature by OSILUB of all agreements necessary for the construction and start-up of the First Facility on terms acceptable by OSILUB.

       (5) Obtaining by OSILUB of letters of intention for at least 50% of the Output of Line one of the First Facility.

       (6) Establishment of a final Budget for Phase 2 acceptable to both parties.

       (7) Granting of pending Patent Application No. 0013832 in the Republic of France as shown in Schedule 1.12 of the Technology License Agreement and granting of Patent Application No. 98943547.4 in EPC member countries, also as shown in Schedule 1.12 of the Technology License Agreement.

       (8) Confirmation and demonstration by PROBEX that the French used oil feedstock provided to Probex to process in its pilot plant during 2000 will meet the performance specifications of Schedule 7.2 of the Technology License Agreement and will produce high quality group II base oil (except with regard to sulfur content) and will meet the performance criteria of the Business Plan.

       Each party agrees that it will at all times prior to the occurrence of the Commencement Conditions take all reasonable commercial efforts to seek the fulfillment of said conditions.



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3.5    SIGNATURE OF AGREEMENTS

       Concomitantly with the signature of this Agreement, PROBEX will execute with OSILUB the Technology License Agreement.

3.6    ADDITIONAL CAPITAL AND LOANS

       (a) If the Board decides that OSILUB requires additional financing for its capital expenditures program or general business activities above and beyond the funds available to OSILUB through the Shareholder Capital Contributions and Loans described in Section
              3.2.2 as amended, the Board may propose to the Parties that (i) OSILUB borrow funds from external sources and/or (ii) the Parties make capital contributions or loans to OSILUB in excess of those made pursuant to Section 3.2.2, provided however, that with respect to any such Capital Contribution or Shareholder Loan the Parties shall have a minimum of 30 days to arrange for and make payment. Any capital contributions made pursuant to this Section
              3.6 shall be made pro rata by the Parties in accordance with their ownership of Shares in OSILUB.

              For the construction of all Facilities, it is the intention of the Parties to attempt to maximize project financing under reasonable commercial terms and conditions.

       (b) If any Party (the "Defaulting Party") fails to make a Capital Contribution or Shareholder Loan (the "Defaulted Contribution") at the time specified by the resolution adopted by the appropriate Board of Directors or shareholders' meeting of OSILUB, then the other Party may, at any time elect to advance to OSILUB an amount equal to all or any portion of the Defaulted Contribution on the same terms and conditions, provided that if the additional contribution was supposed to be in the form of a Shareholder Loan, the said other Party may to convert the principal amount of the Defaulted Contribution and its own Shareholder Loan into Shares of OSILUB.

3.7    DIVIDEND POLICY

       OSILUB shall declare and pay dividends in respect of its Shares in a minimum amount equal to thirty three and one third percent (33 1/3%) of net earnings of the financial year minus prior losses and allocations to the legal reserve, or other mandatory reserve as these terms are defined in French law, and minus the amount of principal payable for the financial year on any outstanding indebtedness..

3.8    FULFILLMENT OF CONDITIONS

       In the event that all the Commencement Conditions are not entirely fulfilled on or before December 31, 2004 or such other date agreed to in writing by both Parties or if either or both Parties determine that the Budget for Phase 2 is unacceptable: either (i)



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       this Agreement shall terminate, the Technology License Agreement shall terminate and the Parties shall promptly thereafter take all necessary measures to accomplish the dissolution and liquidation of OSILUB or (ii) if one Party desires to continue the operations of OSILUB, and the other Party does not, the first Party shall acquire the Shares of the other Party which shall sell such Shares at their Original Issue Price and the Technology License Agreement shall continue according to its terms. Each Party shall be released from any obligation toward the other Party, except with respect to any obligation for which survival shall have been expressly provided for in this Agreement or any of its exhibits.

3.9    MANAGEMENT FEE

       SARPI and/or companies in its group shall be entitled "collectively" to invoice to OSILUB a management fee of up to 3.0% of Net Sales.


                                   ARTICLE IV

                    UNDERTAKINGS OF THE MAJORITY SHAREHOLDERS



       From the date of payment by PROBEX of the amounts described in Section 3.1, and for as long as SARPI possesses control of OSILUB and for as long as PROBEX owns shares of OSILUB, SARPI undertakes to do what ever is necessary in order that:

4.1    PROBEX BOARD OF DIRECTORS MEMBERSHIP

       PROBEX shall be entitled to name one member of the Board of Directors of OSILUB or the replacement of such member in the event of death, disability, removal, resignation or otherwise;

4.2    LIMITATION OF OSILUB ACTIVITIES

       No amendment shall be made in the purposes and activities of OSILUB which shall have as their effect to bring those activities outside the scope of activities stated in Section 1.1 "OSILUB Business".

       The Charter shall not be amended in a way that conflicts with or materially adversely affects the specific rights and protections granted to PROBEX herein without the consent of the Parties.

4.3    PROFIT DISTORTION

       All contracts between OSILUB and SARPI or any other company in the VIVENDI ENVIRONNEMENT group shall be disclosed in the annual reports and shall be made



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       on arm's-length pricing arrangements. The Management Fee described in
       Section 3.9 above shall not be subject to this Section 4.3.

4.4    ASSET PROTECTION

       There shall take place no merger or sale of substantially all of the assets of OSILUB to SARPI, or any company in the VIVENDI ENVIRONNEMENT group, nor shall OSILUB encumber any of its assets for debts other than OSILUB debts.

4.5    REPORTING

       The member of the Board appointed by PROBEX shall receive all management reports received by the other directors. In this connection, the Board shall cause the management of OSILUB to prepare and submit to it on an annual basis : a budget for the succeeding fiscal year which shall include proposed capital investments. For purposes of securities law reporting requirements, OSILUB shall provide PROBEX with the same documents and information as are provided to SARPI and shall provide to PROBEX any information required for PROBEX to satisfy its disclosure obligations under US securities laws provided that PROBEX shall pay any expense involved in obtaining information that is not readily available.

4.6    OPERATIONS OUTSIDE OF FRANCE

       PROBEX shall have the right at the time of organization of the sub-Licensee to acquire a direct equity position of 20%, or such lesser percentage as PROBEX in its sole discretion shall elect, of the equity in each OSILUB Facility outside of France on terms no less favorable than the terms obtained by OSILUB, provided that this right shall terminate at such time as PROBEX ceases to be a shareholder of OSILUB.

4.7    SUCCESSORS TO SARPI

       Any acquirer of the SARPI Shares shall assume in writing all of SARPI's obligations under this Agreement.

4.8    PREFERENTIAL SUBSCRIPTION RIGHTS

       In the event of an increase in the capital of OSILUB, SARPI undertakes not to surpress PROBEX's preferential right of subscription.



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                                    ARTICLE V

                            TRANSFER OF OSILUB SHARES


5.1    TRANSFERS TO AFFILIATES

       (a) Any Party (the "Affiliated Party") may sell, assign or otherwise transfer all (but not less than all) of the Shares held by it to any of its Affiliates; provided that (i) such Affiliate agrees in writing to become bound by all of the provisions of this Agreement applicable to the Affiliated Party, (ii) such Affiliate agrees in writing to resell, reassign or otherwise retransfer all such Shares to the Affiliated Party should at any time such Affiliate cease to be an Affiliate of such Affiliated Party and (iii) the Affiliated Party unconditionally guarantees in writing to the other Parties the full and faithful performance by such Affiliate of all of such Affiliated Party's obligations under this Agreement and in respect of such Shares.

       (b) Subject to the fulfillment of the Conditions provided for in (a) above, PROBEX designate within 30 days following the execution of this Agreement a wholly owned French subsidiary, to own the Shares of PROBEX in OSILUB.


5.2    ENCUMBRANCES

       Probex shall not create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the voting rights, charge or other encumbrance of any nature whatsoever in respect of the Shares of OSILUB, except for currently existing lender bridge loan liens.

5.3    RIGHT OF FIRST REFUSAL BY PROBEX

       (a) If PROBEX (hereinafter the "Selling Party") desires to sell, assign or otherwise transfer all (but not less than all) of its Shares to any Person who is not an Affiliate of PROBEX, the Selling Party shall after having obtained the approval of the Board pursuant to Article 11 (III) of the Charter, first offer to sell such Shares to SARPI (hereinafter the "Other Party"). The Selling Party shall deliver a notice (the "Sale Notice") to the Other Party of its intention to sell, assign or otherwise transfer such Shares, identifying the proposed purchaser, assignee or other transferee and indicating the per Share cash price, and other proposed terms and conditions.

       (b) For a period of thirty (30) days following delivery of the Sale Notice, the Other Party shall have the option to purchase all such Shares owned by the Selling Party by delivering a notice stating that it has elected to purchase such Shares on the same per share price and other proposed terms and conditions as stipulated in the Sale Notice. The failure by the Other Party to deliver such notice within the



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              thirty (30) days period shall be deemed to be notice of its intention not to purchase such Shares.

       (c) If the other Party does not exercise its option, then the Selling Party shall be free to sell, assign or otherwise transfer its Shares to the purchaser, assignee or other transferee identified in the Sale Notice at the price and on the terms and conditions therein specified for a period of thirty (30) days; provided that such purchaser, assignee or other transferee shall agree in writing to become bound by all of the provisions of this Agreement applicable to the Selling Party. If the transfer to such purchaser, assignee or other transferee is not effected within such time period, then the Selling Party must again follow the procedures set forth in this Section 5.3 in order to sell, assign or otherwise transfer such Shares.

       (d) The sale of such Shares by the Selling Party to the Other Party shall take place within thirty (30) days after the date the option (or Exercise or Put notice provided pursuant to Sections 5.5 and 5.6 hereof) is exercised at the offices of OSILUB at 10:00 A.M. Paris time, or at such other place and time as agreed to by the Party which is party to the purchase and sale of such Shares.

5.4    CO-SALE

       In the event that SARPI decides to sell Shares to any Person who is not a member of the Vivendi Environnement Group, and as a result of the completion of said sale SARPI together with all other Persons of the Vivendi Environnement Group would own less than a majority of the then outstanding issued share capital of OSILUB, then SARPI shall deliver a notice (the "Co-Sale Notice") to PROBEX of its intention to sell, assign or otherwise transfer such shares, indicating the per share cash price, and other proposed terms and conditions and :

       (a) PROBEX shall have the right to require SARPI to arrange for the sale to the proposed purchaser of all of the Shares owned by PROBEX, and

       (b) SARPI shall have the right to require PROBEX to sell all of the Shares owned by PROBEX to the proposed purchaser

              On the same date, for the same consideration and on terms and conditions at least as favorable to PROBEX as those set out in the Sale Notice.

       (c) Each of SARPI and PROBEX shall exercise the rights under this Section by written notice to the other Party within 10 Business Days after the delivery of the Co-Sale Notice.

       (d) Within ten (10) Business Days after receiving the Co-Sale Notice PROBEX may object to the sale of its Shares, but only on the basis that the proposed per share cash price and other terms and conditions are unreasonably below fair market value. PROBEX shall thereafter not be required to sell its Shares unless SARPI furnishes to PROBEX a certificate from a reputable financial analyst appointed by mutual agreement of the Parties, certifying that the proposed price and other terms and conditions are not less than 80% of fair market value of the PROBEX Shares. Should the Parties be unable to mutually agree on the appointment of a financial analyst, the appointment shall be made by the President of the Tribunal de Commerce de Paris at the request of the most diligent party.

5.5    CHANGE OF CONTROL OF PROBEX

5.5.1 For purposes of this Agreement a change of control of PROBEX shall mean that any Person, other than a financial institution (bank, pension fund, or venture capital fund) unrelated to a competitor of OSILUB and/or Vivendi Environnement, shall acquire more than fifty (50%) percent of the equity securities of PROBEX, or shall in fact name a majority of the members of the Board of Directors of PROBEX, or shall consolidate the accounts of PROBEX with the accounts of said person.

5.5.2 In the event of a change of control of PROBEX, SARPI shall have the right and option (the "Call") to purchase all of the Shares owned by PROBEX at the Exit Price defined below and PROBEX shall have the obligation to sell such Shares at that price during a period of 90 days commencing on the date of being notified by PROBEX of the change of control of PROBEX, and if SARPI is not so notified, at any time after learning of the change of control of PROBEX. SARPI shall exercise its Call by delivery of a written notice (the "Exercise Notice") to PROBEX.

5.5.3  The Exit Price per share shall be calculated as follows:

       (i) The average of the EBITDA as set forth in the audited financial statements of OSILUB for each of the two full fiscal years preceding the date of sale shall be determined and shall be multiplied by five less any financial or shareholder indebtedness and divided by the total number of shares outstanding at such time

       (ii) If the Exit Price is calculated prior to the end of the fiscal year in which occurs the second anniversary of Commissioning of the second Line(or Line 1 if construction of Line 2 is not commenced within one year after the Commissioning of Line 1), the Exit Price shall be the Original Issue Price of such Shares.

5.5.4 In the event that, prior to December 31, 2004, a change of control of PROBEX occurs due to the financing for the construction of its Wellsville, Ohio Facility, the Call shall not apply, provided that the controlling party is a financial institution or private investor unrelated to a competitor of OSILUB and/or VIVENDI ENVIRONNEMENT. Any subsequent change of control of PROBEX shall be subject to the terms of this section 5.5.

5.6    PROBEX PUT

       Commencing at the end of the fiscal year in which occurs the second anniversary of Commissioning of the first Line of the First Facility and at any time thereafter until December 31, 2012:

       PROBEX shall have the right and option, but not the obligation, to sell ("the Put") to SARPI all of the Shares owned by PROBEX and SARPI will have the obligation to purchase such Shares,

       By delivering a written notice ("the Exercise Notice") to SARPI. The price for the Shares shall be the Exit Price as determined in Section
       5.5.3 (i) which shall be payable in cash at the Closing.

5.7    CLOSING

       The Closing for sales made pursuant to Sections 5.5 and 5.6 shall take place as provided in section 5.3(d).

5.8    SARPI SALE OF SHARES

       SARPI agrees that in the event that it intends to offer its Shares for sale, that SARPI will so inform PROBEX. PROBEX may make an offer to acquire the SARPI Shares, however PROBEX shall have no priority, first refusal or similar rights.

                                   ARTICLE VI

                                   TERMINATION


6.1    TERMINATION OF AGREEMENT

       This Agreement shall terminate on the earlier to occur of:

       (i)    a written agreement of the parties to that effect;

       (ii) the dissolution, insolvency or bankruptcy, of OSILUB under the laws of the Republic of France;

       (iii) all of the Shares are transferred by the Parties in conformity with this Agreement.

       (iv) all of one of the Party's Shares are transferred by one of the parties to the other party in conformity with this Agreement.

6.2    DISTRIBUTION OF ASSETS

       In the event of dissolution and liquidation of OSILUB, the assets shall first be distributed to creditors of OSILUB not a party to this Agreement prorata to their claims, second to the Parties who are creditors of OSILUB prorata to their claims, and third to the Parties prorata to their Share interests.

6.3    INDEPENDENCE OF TECHNOLOGY LICENSE

       The termination of this Agreement shall have no effect on the validity of the Technology License.

                                   ARTICLE VII

                                  MISCELLANEOUS

7.1.   CONFIDENTIAL INFORMATION

       (a) Each Party shall hold, and shall cause its Affiliates and subsidiaries and their respective officers, directors, employees, agents, auditors and financial and legal advisors (together, the "Representatives") to hold, in strict confidence any and all information obtained from or relating to OSILUB and any other Party (or Affiliate thereof) in connection with its or their activities under (or its or their being party to) this Agreement (the "Confidential Information"). Such Party shall not use, and shall cause its Representatives not to use, such Confidential Information otherwise than in connection with the business and affairs of OSILUB, and shall not disclose, and shall cause its Representatives not to disclose, such Confidential Information to any other person or entity, except:

       (1) to the extent it was known when received by such Party and was not received by such Party directly or indirectly from any other Party or its Representatives or OSILUB;

       (2) as it is or as it becomes public information or otherwise available to the public through no act or fault of any Party or OSILUB;

       (3) to the extent it is received by such Party from a third party who, to such Party's best knowledge, did not receive such Confidential Information directly or indirectly from any other Party or OSILUB;

       (4) to the extent such duty as to confidentiality and non-use is waived in writing by all the Parties;

       (5) as may be required by court order, law or a governmental authority; or

       (6) to such Party's auditors, consultants and financial and legal advisors, who shall be advised of the confidential nature of the Confidential Information.

       (b) The provisions of this Section 7.1 shall survive termination of this Agreement for a period of five years. In the event of such termination, each Party shall return, and shall use its best efforts to cause its Representatives to return, to the other Parties or OSILUB all documents received from the other Parties or their Representatives or from OSILUB (and all reproductions made of such documents) that include Confidential Information not within the exceptions contained in Section 7.01(a).

7.2    PUBLICITY

       No public statements shall be issued by any Party relating to OSILUB, the Technology License Agreement or the economic terms of the transactions contemplated hereby without prior authorization of the Other Party; provided that nothing herein shall prevent a Party from supplying such information or making such statements relating to OSILUB or such transactions as may be required by any governmental or stock market authority or as such Party may consider necessary in order to satisfy its legal obligations, but such Party shall furnish prior written notice thereof to the other Party and shall make such changes as may reasonably be requested by the other Party.

7.3    NOTICES

       (a) Addresses. All notices and other communications to a Party under this Agreement and the other Venture Agreements shall be in writing (including telegraphic, telecopy, telex or cable communications) and mailed, telegraphed, telecopied, telexed, cabled or delivered to the address and to the attention of the Party's representative stated below and shall be deemed to have been given and delivered to any Party on the date of the addressee's receipt thereof:

              (1)    if to SARPI, to:

              SARP Industries, S.A.
              Zone Portuaire
              427, route du Hazay
              78250 Limay
              France
              Attn:      33 1 34 97 25 33
              Facsimile: 33 1 34 97 25 32


              (2)    if to PROBEX, to:

              Probex Corp.
              15510 Wright Bros. Drive
              Addison, Texas 75001 U.S.A.
              Attn:  00 1 97 27 88 47 72 Facsimile:  00 1 92 29 80 85 45

       The addresses and facsimile numbers for notifications given pursuant to this Agreement may be changed by means of a written notice given to the other Parties prior to the effective date of such change.

       (b)    Effectiveness. Any notice or communication delivered pursuant to
              Section 9.3(a) shall be deemed to have been given on receipt.

7.4    EXPENSES

       (a) All costs, legal fees and other expenses incurred by each Party in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and each other Venture Agreement shall be for the account of and paid by such Party.

       (b) All costs, legal fees, registration fees and other expenses incurred in the formation, dissolution or liquidation of OSILUB shall be for the account of and paid by OSILUB.

7.5    ASSIGNMENT: CONTINUING OBLIGATIONS

       This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party shall assign this Agreement or any interest herein except to an assignee permitted by this Agreement.

7.6    NO RIGHTS GIVEN TO THIRD PARTIES

       Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the Parties) any rights or remedies under or by reason of this Agreement.

7.7    AMENDMENTS: WAIVERS

       This Agreement may be amended or modified, and compliance with the terms of this Agreement may be waived, only by means of a written instrument signed by or on behalf of all Parties hereto. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any other breach of this Agreement.

7.8    SEVERABILITY

       Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of any provision hereof in any other jurisdiction.

7.9    HEADINGS

       The headings contained in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

7.10   GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the substantive laws of France applicable to contracts executed and to be performed within France and without regard to the conflicts-of-laws rules of France.

7.11   JURISDICTION

       Any dispute, claim, controversy or litigation which may arise from the present agreement will be submitted to the exclusive jurisdiction of the Commercial Court (Tribunal de Commerce) or other competent court of Paris, France, including matters of guaranty or warranty and claim made by interpleader or third party complaint.

7.12   ATTORNEY'S FEES; COSTS OF LITIGATION

       If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

7.13   EXECUTION IN COUNTERPARTS

       Each text of this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14   ENTIRE AGREEMENT

       This Agreement and the Technology License Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and annuls all previous communications, agreements or understandings between them with respect to the subject matter hereof. The entire agreement includes the Technology License Agreement and any previously executed Confidentiality Agreements, provided that PROBEX hereby agrees that all such Confidentiality Agreements shall be governed by French law so long as all third parties to such Agreements likewise consent in writing to be bound by French law, and, in such case, shall be subject to the exclusive jurisdiction of the competent courts of Paris, France.

       In the event that any third party to the Confidentiality Agreements refuses to consent in writing to be so bound, then the Confidentiality Agreements as applicable to said on consenting third party shall continue to be governed by the Laws of the State of Texas and shall be subject to the jurisdiction of the courts provided for therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


SARP INDUSTRIES, S.A.                           SARP, S.A.

By:                                             By:
   -----------------------------                   -----------------------------
Name :                                          Name :

Title :                                         Title :


PROBEX CORP.

By:
   -----------------------------
Name :

Title :




Schedule 1 :       Initial Budget - Phase 1 - Initial Trial Balance as of
                   October 30,2002

Schedule 2 :       Initial Business Plan

Schedule 3 :       Initial Capital Investment Program - Phase 1 and 2



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